EXHIBIT A

                 Funds of First Trust Exchange-Traded Fund VIII

                            As of February 14, 2017



First Trust CEF Income Opportunity ETF

First Trust Municipal CEF Income Opportunity ETF

First Trust TCW Opportunistic Fixed Income ETF

EquityCompass Risk Manager ETF

EquityCompass Tactical Risk Manager ETF